Exhibit 99.4

For Immediate release

Contact:

Beth Waters

Marketing Director

TELE: 864.801.3016

FAX: 864.968.1437

E-MAIL: bwaters@greerstatebank.com

GREER STATE BANK NAMES KENNETH M. HARPER AS NEW CEO

Long-time banker takes the reigns from retiring R. Dennis Hennett.

January 30, 2008 (Greer, S.C.) — Greer State Bank announced Kenneth M. Harper, current president, will succeed R. Dennis Hennett as Chief Executive Officer upon Hennett’s retirement, effective February 1, 2008. Hennett retains his position as a member of the bank’s board of directors.

“We are very fortunate to have Ken Harper as the new CEO of Greer State Bank,” said Hennett. “Ken is an excellent banker and a man of great character and integrity. He values highly our Bank’s history and its culture of service to others, and he is committed to the future success of the Bank and the Greer community. The Directors and I are confident that Ken is the right man at the right time for Greer State Bank.”

Harper, a native of Cincinnati, OH, earned his Bachelor of Arts degree in Economics from Duke University and is also a graduate of Louisiana State University’s Graduate School of Banking of the South. Harper brings 21 years of banking knowledge to his new position, including vast experience involving leadership roles in some of the top financial institutions in the southeast. He has held the position of Greer State Bank president since July of 2004.

“Ken is a skilled banker and a man of real vision,” noted David Rogers, chairman of the board of directors for Greer State Bank. “He will provide outstanding leadership for the bank.”

Harper, a long-time Greer resident, is also very active in the community. He currently serves on the Foundation Board and Legislative Affairs Committee of the Greer Chamber, the Thornblade Board of Governors, Special Olympics of South Carolina, and is the chair-elect of the Community Bankers Council of the South Carolina Bankers Association. He is a past president of the Upstate RMA Chapter, and has also had the opportunity to participate in both Leadership Greenville Class XXII and as President of Leadership Greer Class XXV.

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